EXHIBIT 10.26

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<<Letter Date>>

CONFIDENTIAL TO: <<Name>>

In the meeting on <<Meeting Date>>, the Compensation Committee of the Board of Directors granted you Performance Units under the Steelcase Inc. Incentive Compensation Plan (the "Plan"), subject to the terms and execution of this Award Agreement.
This Award Agreement provides additional information regarding your Award and your rights under the Plan. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein.
Overview of Your Award

1.	Type of Award: Performance Units as authorized under Article 9 of the Plan.

2.	Target Number of Performance Units under this Award (the "Target Award"): <<# of Performance Units>>

3.	Award Date: <<Award Date>>

4.
Performance Measures: Return on invested capital ("ROIC") during the three-year Performance Period, as outlined in Article 12 of the Plan. For purposes of this Award, ROIC shall be expressed as a three-year average calculation.

5.
Performance Period: The Performance Period for this Award begins on the first day of the Company's <<Beginning Fiscal Year>> fiscal year and ends on the last day of the Company's <<Ending Fiscal Year>> fiscal year.

6.
Number of Performance Units Earned: Except as may be provided in paragraph 7 below, after completion of the Performance Period, the total number of Performance Units will be earned and vested based entirely on the three-year average ROIC (as determined in paragraph 6.A.) as of the last day of the Performance Period. For purposes of this Award, ROIC shall be expressed as follows:

Three-Year Average ROIC	=	(	(	NOPAT (Yr1) Average Invested Capital (Yr1))	+	(	NOPAT (Yr2) Average Invested Capital (Yr2))	+	(	NOPAT (Yr3) Average Invested Capital (Yr3)))	÷ 3

Return on invested capital (ROIC) is a profit measure that is calculated by taking the Company's net operating profit after tax (NOPAT), divided by average invested capital. NOPAT represents net income plus after tax interest expense, adjusted for after tax interest income related to cash and short-term investments in excess of $100 million, investment gains and losses related to variable life company-owned life insurance policies and the deferral of a portion of restructuring or other charges to the extent approved by the Committee. Average invested capital represents the average shareholders' equity and average long-term debt, adjusted for average cash and short-term investments (including variable life company-owned life insurance policies) in excess of $100 million and the impact of recent acquisitions or other adjustments to the extent approved by the Committee.

A.
The number of Performance Units earned based upon three-year average ROIC shall be based upon the following chart. Interpolation shall be used in the event the Company's percentile rank does not fall directly on one of the ranks listed in the table below and in no event will the payout as a percent of target exceed 200%.

ROIC	Payout as a Percent of Target Award
16.00% and above	200%
14.75%	175%
13.50%	150%
12.25%	125%
11.00%	100%
9.75%	75%
8.50%	50%
7.25%	25%
Less than 6.00%	0%

B.	Total Performance Units Earned and Vesting
Earned Performance Units will vest on the last day of the Company's <<Ending Fiscal Year>> fiscal year and be paid in Shares as soon as administratively practicable following the close of the applicable Performance Period, but in no event more than 60 days following the last day of the Performance Period. Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) will be equal to 200% of the Target Award.

7.
Dividend-Equivalents on Earned Performance Units: Dividends declared, if any, during the Performance Period with respect to the Shares underlying your earned Performance Units under paragraph 6.B will be paid as dividend equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period, either in cash or in stock, as determined by the Board of Directors. Cash equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period. Stock dividends will be valued at the Fair Market Value measured at the close of the Performance Period and will be governed by Article 17 of the Plan. Any of the foregoing payments made are dividend equivalents and are not actual dividends (see paragraph 12). You only become a shareholder upon the transfer of earned Shares into your name.

8.	Death, Disability or Retirement during the Performance Period:

A.
If you die or become Disabled while an Employee after <<Award Date + 6 months>> during the Performance Period, the Target Award will be deemed earned and the corresponding number of Shares vested according to the following schedule.

•
If death or Disability occurs after <<Award Date + 6 months>> through the last day of the Company's <<Beginning Fiscal Year>> fiscal year, one-third of your Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Second Fiscal Year>> fiscal year, two-thirds of your Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Ending Fiscal Year>> fiscal year, all of your Target Award will immediately be earned and the corresponding Shares vested.

The Shares will be paid as soon as administratively practicable, but in no event later than 60 days following the date the Target Award is earned and corresponding Shares vest. Any remaining unearned Performance Units will be forfeited.

A "Disability" or "become Disabled" means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

B.
In the event you become Retirement Eligible during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in your Award and will be paid in accordance with paragraph 6 of this Award Agreement. "Retirement Eligible" means your age plus years of continuous service total 80 or more and "Retirement" means your employment is terminated following becoming Retirement Eligible.

9.	Forfeiture of Awards:

A.	All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason other than death, Disability or Retirement.
For the avoidance of doubt, if you separate from employment for any reason, other than for cause, and you are Retirement Eligible, then the terms of your Award will be governed by paragraph 8B.

B.
If you engage in any Competition with the Company (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, whether or not vested. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company.

10.
Change in Control: Notwithstanding Article 16.1 of the Plan, upon a Change in Control after << Award Date + 6 months>>, the Target Award shall be deemed earned and a pro rata number of Shares of the Target Award shall be vested and paid based upon the number of months from the Award Date through the effective date of the Change in Control (rounding up to the next whole month) divided by 36. Except as provided below, such Shares shall be paid within thirty (30) days following the effective date of the Change in Control. Any remaining unearned Performance Units shall be forfeited.

Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines your Award constitutes deferred compensation subject to Section 409A of the Code, then the Company will issue you the Shares underlying the portion of your Award that became vested in accordance with the preceding paragraph as soon as practicable following the last day of the Performance Period (and not upon the Change in Control), but in no event more than 60 days following the last day of the Performance Period.

11.	Transfer: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.
Voting Rights and Dividends: You will not have voting rights with respect to your Performance Units and, other than as set forth in paragraph 7 of this Award Agreement, you will not be entitled to receive any dividends declared with respect to your Performance Units. You will obtain voting rights and be entitled to receive any dividends once earned Shares are transferred to you.

13.
Taxes: You may be required to pay to the Company or an Affiliate and the Company and/or Affiliate shall have the right and are hereby authorized to withhold from any payment due or transfer made under this Award or from any compensation or other amount owing to you the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of this Award or any payment or transfer under or with respect to this Award and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.

14.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which will be binding upon the Participant.

15.
Required Approvals: This Award Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	Governing Law: To the extent not preempted by federal law, this Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan, USA.

17.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Performance Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Performance Units in order to cause the Performance Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

18.
Code Section 409A: The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

By signing this Award Agreement, you hereby acknowledge:

(a)	that the Plan is discretionary in nature and may be suspended or terminated at any time;

(b)
that each grant of a Performance Unit is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units;

(c)
that all determinations with respect to future grants, if any, including, but not limited to, the times when the Performance Units will be granted, the number of Units subject to each grant, and the time or times when each Share will vest, will be at the sole discretion of the Board of Directors;

(d)
that your participation in the Plan does not create a right to further employment with your employer and will not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)	that your participation in the Plan is voluntary;

(f)	that the value of the Performance Units is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(g)
that the Performance Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, except as may otherwise be provided by the applicable plan or agreement;

(h)	that the right to the grant ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Award Agreement; and

(i)	that the future value of the Performance Units is unknown and cannot be predicted with certainty.
By signing this Award Agreement, and as a condition of the grant of the Performance Units, you hereby consent to the collection, use and transfer of personal data as described below. You understand that the Company and its subsidiaries hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data").
You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan ("Data Recipients"). You understand that these Data Recipients may be located in your country of residence or elsewhere.

You hereby authorize the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.
You understand that you may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan and/or may affect your Award.
If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Compensation, at (616) 246-9532.

Sincerely,
A
James P. Hackett
President and CEO
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by <<Return Date>> to:
Steelcase Inc.
Attn: Nancy Kocsis
Compensation Department (GH-3C)
PO Box 1967
Grand Rapids, MI 49508
616-247-2615

Agreement to Participate
By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement.

Signature: _____________________________________________    Date: ___________________________
<<Name>>
<<SAP PerNr>>